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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
             PURSUANT TO RULES 13D-1(B), (C) AND (D) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13D-2(B)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (AMENDMENT NO. )*


                               Summus, Inc. (USA)
           ----------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
           ----------------------------------------------------------
                         (Title of Class of Securities)


                                    866366107
           ----------------------------------------------------------
                                 (CUSIP Number)


                                 October 3, 2003
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       |_| Rule 13d-1(b)

       |X| Rule 13d-1(c)

       |_| Rule 13d-1(d)

       *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages
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===================                                      =======================
CUSIP NO. 866366107                   13G                   PAGE 2 OF 8 PAGES
==============+=================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              JDS Capital, L.P.
              I.R.S. #: 13-4189233
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  |_|

                                                                    (b)  |X|
------------- ------------------------------------------------------------------
3             SEC USE ONLY


------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              State of Delaware

================================================================================
                                5       SOLE VOTING POWER
NUMBER OF SHARES                        0
                                ------- ----------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY                                11,250,000 (1)
                                ------- ----------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER

REPORTING                               0
                                ------- ----------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER

                                        11,250,000 (1)
================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             11,250,000 (1)
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             15.22%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             PN
============ ===================================================================
(1) INCLUDES 7,500,000 SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF 1,500 SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK AND 3,750,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF A FIVE-YEAR WARRANT.


                               Page 2 of 8 pages

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===================                                      =======================
CUSIP NO. 866366107                   13G                   PAGE 3 OF 8 PAGES
==============+=================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              JDS Capital Management, LLC
              I.R.S. #: 13-3918633
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  |_|

                                                                    (b)  |X|
------------- ------------------------------------------------------------------
3             SEC USE ONLY


------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              State of Delaware

================================================================================
                                5       SOLE VOTING POWER
NUMBER OF SHARES                        0
                                ------- ----------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY                                11,250,000 (1)
                                ------- ----------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER

REPORTING                               0
                                ------- ----------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER

                                        11,250,000 (1)
================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             11,250,000 (1)
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             15.22%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             OO
============ ===================================================================
(1) INCLUDES 7,500,000 SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF 1,500 SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK AND 3,750,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF A FIVE-YEAR WARRANT.


                               Page 3 of 8 pages
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===================                                      =======================
CUSIP NO. 866366107                   13G                   PAGE 4 OF 8 PAGES
==============+=================================================================
1             NAMES OF REPORTING PERSONS
              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

              Joseph D. Samberg
------------- ------------------------------------------------------------------
2             CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  |_|

                                                                    (b)  |X|
------------- ------------------------------------------------------------------
3             SEC USE ONLY


------------- ------------------------------------------------------------------
4             CITIZENSHIP OR PLACE OF ORGANIZATION

              United States of America

================================================================================
                                5       SOLE VOTING POWER
NUMBER OF SHARES                        0
                                ------- ----------------------------------------
BENEFICIALLY                    6       SHARED VOTING POWER

OWNED BY                                11,250,000 (1)
                                ------- ----------------------------------------
EACH                            7       SOLE DISPOSITIVE POWER

REPORTING                               0
                                ------- ----------------------------------------
PERSON WITH                     8       SHARED DISPOSITIVE POWER

                                        11,250,000 (1)
================================================================================
9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             11,250,000 (1)
------------ -------------------------------------------------------------------
10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*                                                         |_|

------------ -------------------------------------------------------------------
11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             15.22%
------------ -------------------------------------------------------------------
12           TYPE OF REPORTING PERSON*

             IN
============ ===================================================================
(1) INCLUDES 7,500,000 SHARES OF COMMON STOCK ISSUABLE UPON THE CONVERSION OF 1,500 SHARES OF SERIES D CONVERTIBLE PREFERRED STOCK AND 3,750,000 SHARES OF COMMON STOCK ISSUABLE UPON THE EXERCISE OF A FIVE-YEAR WARRANT.


                               Page 4 of 8 pages

INTRODUCTORY NOTE: This Statement on Schedule 13G is the initial filing on
Schedule 13G by the reporting persons pursuant to Rule 13d-1(c) (the "Schedule 13G"). The Schedule 13G is filed by (i) JDS Capital, L.P., a Delaware limited partnership, (ii) JDS Capital Management, LLC, a Delaware limited liability company and the general partner of JDS Capital, L.P., and
(iii) Joseph D. Samberg, the Managing Member of JDS Capital Management, LLC.

Item 1(a).  NAME OF ISSUER:

       Summus, Inc. (USA)

Item 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

       434 Fayetteville Street
       Suite 600
       Raleigh, NC 27601

Item 2(a).  NAME OF PERSON FILING:

       JDS Capital, L.P.
       JDS Capital Management, LLC
       Joseph D. Samberg

Item 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

       The address of the principal business office of each of JDS Capital, L.P., JDS Capital Management, LLC and Joseph D. Samberg is:

       780 Third Avenue
       45th Floor
       New York, NY 10017

Item 2(c).  CITIZENSHIP:

       JDS Capital, L.P. is a Delaware limited partnership; JDS Capital Management, LLC is a Delaware limited liability company, and Joseph D. Samberg is a citizen of the United States.

Item 2(d).  TITLE OF CLASS OF SECURITIES:

       Common Stock, par value $0.001 per share.

Item 2(e).  CUSIP NUMBER:

       866366107


                               Page 5 of 8 pages
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Item 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR
          (C), CHECK WHETHER THE PERSON FILING IS A:



       (a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

       (b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) [ ] Investment company registered under Section 8 of the Investment Company Act.

       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

       (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act.

       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.  OWNERSHIP

       Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

       (a) Amount beneficially owned: 11,250,000 shares (includes 7,500,000 shares of Common Stock issuable upon the conversion of 1,500 shares of Series D Convertible Preferred Stock and 3,750,000 shares of Common Stock issuable upon the exercise of a five-year warrant).

       (b)    Percent of class: 15.22%

       (c)    Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote: 0


                               Page 6 of 8 pages
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              (ii)   shared power to vote or to direct the vote: 11,250,000
                     shares (includes 7,500,000 shares of Common Stock issuable upon the conversion of 1,500 shares of Series D Convertible Preferred Stock and 3,750,000 shares of Common Stock issuable upon the exercise of a five-year warrant).

              (iii)  sole power to dispose or to direct the disposition of: 0

              (iv)   shared power to dispose or to direct the disposition of:
                     11,250,000 shares (includes 7,500,000 shares of Common Stock issuable upon the conversion of 1,500 shares of Series D Convertible Preferred Stock and 3,750,000 shares of Common Stock issuable upon the exercise of a five-year warrant).

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

       Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

       Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

       These securities are being filed as part of a group consisting of JDS Capital, L.P., JDS Capital Management, LLC and Joseph D. Samberg. These securities are owned directly by JDS Capital, L.P. These securities may be deemed to be owned indirectly by JDS Capital Management, LLC, as the general partner of JDS Capital, L.P., and by Joseph D. Samberg, as the managing member of JDS Capital Management, LLC.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

       Not applicable.

Item 10. CERTIFICATION

       By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                               Page 7 of 8 pages

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  October 10, 2003

JDS CAPITAL, L.P.
BY:  JDS CAPITAL MANAGEMENT, LLC

By: /s/ Joseph D. Samberg
    --------------------------------
    Name:  Joseph D. Samberg
    Title:  Managing Member



JDS CAPITAL MANAGEMENT, LLC

By: /s/ Joseph D. Samberg
    --------------------------------
    Name:  Joseph D. Samberg
    Title:  Managing Member


/s/ Joseph D. Samberg
------------------------------------
Name:  Joseph D. Samberg





                               Page 8 of 8 pages